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                                                Filed Pursuant to Rule 424(b)(4)
                                                              File No. 333-88308

PROSPECTUS

                                1,833,540 SHARES

                                 ENDOCARE LOGO

                                  COMMON STOCK

                             ---------------------

     This prospectus relates to the resale of up to 1,833,540 shares of our common stock by certain of our current stockholders. This amount includes 1,620,530 shares of our common stock issued in connection with our acquisition of Timm Medical Technologies, Inc. in March 2002 and 213,010 shares of our common stock issued to U.S. Therapies, L.L.C. in a private placement transaction in June 2001. We are registering our common stock for resale by these selling stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "ENDO." The last reported sales price of our common stock on May 23, 2002 was $15.89 per share.

                             ---------------------

     THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is May 24, 2002.
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                               TABLE OF CONTENTS

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PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    2
FORWARD-LOOKING STATEMENTS..................................   11
WHERE YOU CAN FIND MORE INFORMATION.........................   11
INFORMATION INCORPORATED BY REFERENCE.......................   12
SELLING STOCKHOLDERS........................................   13
USE OF PROCEEDS.............................................   14
PLAN OF DISTRIBUTION........................................   14
LEGAL MATTERS...............................................   15
EXPERTS.....................................................   15
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                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

OUR BUSINESS

     We are a medical device company focused on developing, manufacturing and selling urological healthcare products with the potential to dramatically improve men's health and quality of life. Our primary focus is on the diagnosis, treatment and monitoring of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia, or BPH, which is a non-cancerous enlargement of the innermost part of the prostate. Our FDA-cleared Cryocare Surgical System occupies a leading position in the market for the cryosurgical treatment of prostate cancer. We are currently developing a urologic stent, the Horizon Prostatic Stent, designed to provide temporary and immediate relief for BPH patients. Our strategy is to increase sales of our current products through targeted sales and marketing efforts, to continue to develop and obtain regulatory approval for our Horizon Prostatic Stent, and to develop and acquire additional products in urology that leverage our existing sales and marketing organization. Our executive offices are located at 201 Technology Drive, Irvine, California 92618, and our telephone number is (949) 450-5400.

     Cryocare Surgical System(TM) and Horizon Prostatic Stent(TM) are trademarks of ours or our wholly-owned subsidiary, Timm Medical Technologies, Inc. This prospectus and the information incorporated by reference herein may also include trademarks and trade names owned by other parties, and all other trademarks and trade names mentioned in this prospectus and incorporated by reference herein are the property of their respective owners.

RECENT DEVELOPMENTS

     On March 25, 2002, we completed a merger with Timm Medical Technologies, Inc. under which Timm Medical became our wholly-owned subsidiary, and which we refer to in this prospectus as the "merger." In connection with the merger, all outstanding shares of capital stock of Timm Medical were exchanged for an aggregate of 1,620,530 shares of our common stock and approximately $11.0 million in cash. We expanded our urological product offerings through this merger and now own or have acquired marketing rights to an additional product used in the treatment of BPH, five products used in the diagnosis and treatment of erectile dysfunction, six products used in the diagnosis and management of urinary incontinence and one product used in the diagnosis of bladder cancer. This merger also increased our sales and marketing organization from 26 to approximately 80 people, including 55 field sales representatives.

THE OFFERING

     This prospectus relates to the resale of up to 1,620,530 shares of our common stock issued to the former stockholders of Timm Medical in connection with the merger. This prospectus also relates to the resale of up to 213,010 shares of our common stock issued to U.S. Therapies, L.L.C. on June 30, 2001 in a $2.84 million private placement transaction, to which we refer in this prospectus as the "private placement." We are registering our common stock for sale by these selling stockholders. The prices at which these stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders."

USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock.

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                                  RISK FACTORS

     An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING EXPERIENCE AND A HISTORY OF NET LOSSES, AND WE MAY NOT MAINTAIN OR INCREASE PROFITABILITY.

     Since our inception, we have engaged primarily in research and development activities, and have minimal experience in manufacturing, marketing and selling our Cryocare Surgical System in commercial quantities. In addition, we recently closed our acquisition of Timm Medical in March 2002. As a result, we have a short history in marketing and selling the products we acquired or have rights to commercialize through our acquisition of Timm Medical. Although we recorded net income of approximately $166,000 for the three months ended March 31, 2001, we have incurred annual operating losses each year since our inception. For the fiscal years ended December 31, 1999, 2000 and 2001, we had net operating losses of approximately $9.3 million, $12.4 million and $5.9 million, respectively. As of March 31, 2002, our accumulated deficit was approximately $37.9 million. It is possible that we will not generate sufficient revenues from product sales to maintain or increase our profitability. Even if we do achieve significant revenues from our product sales, we expect to incur increased operating expenses over the next several quarters, as we, among other things:

     - expand our selling and marketing activities as we attempt to gain market share for our Cryocare Surgical System and our other urology products;

     - incur costs related to the integration of Timm Medical into our business;

     - increase our research and development efforts to improve our existing products and develop new products such as our development of the Horizon Prostatic Stent; and

     - perform clinical research and trials in an effort to obtain governmental clearance and approval for the commercial sale of our Horizon Prostatic Stent.

     We will need to significantly increase the revenues we receive from sales of our products as a result of these increased operating expenses. We may be unable to do so, and therefore, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis.

WE RECENTLY ACQUIRED TIMM MEDICAL, AND FACE RISKS ASSOCIATED WITH INTEGRATING THIS BUSINESS INTO OUR EXISTING BUSINESS OPERATIONS.

     We closed the acquisition of Timm Medical in March 2002, and we are in the process of integrating the operations, personnel and products of Timm Medical into our business. The integration of Timm Medical's business involves numerous risks and expenses, including, among others, difficulties and expenses incurred in assimilating Timm Medical's operations, personnel and products, difficulties in operating a new business and marketing new products, difficulties in training sales personnel to effectively sell new products, the diversion of management's attention from other business concerns and the potential loss of key employees from both Timm Medical and Endocare. In addition, Timm Medical's business may suffer as the attention of both its management and employees are diverted during the integration process. If we do not successfully integrate and grow the business we acquired from Timm Medical, our business will suffer.

WE EXPECT TO DERIVE A SIGNIFICANT PORTION OF OUR FUTURE REVENUES FROM OUR CRYOCARE SURGICAL SYSTEM, WHICH COULD FAIL TO ACHIEVE MARKET ACCEPTANCE OR GENERATE SIGNIFICANT REVENUE.

     We introduced our Cryocare Surgical System to the market in July 1999. We derived a significant portion all of our revenues in the fiscal year ended December 31, 2001 and for the three-months ended March 31,

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2002 from sales of Cryocare Surgical Systems and related disposable supplies. We expect that sales of Cryocare Surgical Systems and related disposable supplies will constitute a significant portion of our sales for the foreseeable future. Accordingly, our success is reliant on the acceptance by doctors and patients of the Cryocare Surgical System as a preferred treatment for prostate cancer. Cryosurgery has existed for many years, but has not been widely accepted primarily due to concerns regarding safety and efficacy and widespread use of alternative therapies. Because of a lack of precise monitoring, cryosurgical procedures performed in the 1970s resulted in high cancer recurrence and negative side effects, such as rectal fistula and incontinence, and gave cryosurgical treatment a bad reputation. Now that ultrasound guidance and temperature sensing are available for more precise monitoring in our Cryocare Surgical System, we will need to overcome this reputation to obtain market acceptance for our product. In addition, use of our Cryocare Surgical System requires significant physician education and training. As a result, we may have difficulty obtaining recommendations and endorsements of physicians and patients for our Cryocare Surgical System. We may also have difficulty raising the brand awareness necessary to generate interest in our Cryocare Surgical System. Any adverse side effects, including impotence or incontinence, recurrence of cancer or future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryosurgery, whether from our products or the products of our competitors, could adversely affect acceptance of cryosurgery.
In addition, emerging new technologies and procedures to treat cancer, prostate enlargement and other prostate disorders may negatively affect the market acceptance of cryosurgery. If our Cryocare Surgical System does not achieve market acceptance, we will likely remain unprofitable.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP INNOVATIVE PRODUCTS IN THE PROSTATE AND OTHER UROLOGICAL MARKETS, OUR BUSINESS WILL SUFFER.

     Our growth depends in large part on continued ability to successfully develop and commercialize our current products under development and any new products in the prostate and other urological markets. Several of our products are in varying stages of development. Our Horizon Prostatic Stent is in clinical trials and has not been approved for marketing in the United States. We also are developing enhancements to our Cryocare Surgical System. We may experience difficulties that could delay or prevent the successful development and commercialization of our current products under development or any new products. Our products in development may not prove safe and effective in clinical trials. Clinical trials may identify significant technical or other obstacles that must be overcome before obtaining necessary regulatory or reimbursement approvals. In addition, our competitors may succeed in developing commercially viable products that render our products obsolete or less attractive. Our failure to successfully develop and commercialize new products will likely have a significant negative effect on our financial prospects.

THERE IS UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT, WHICH IS CRITICAL TO MARKET ACCEPTANCE OF OUR PRODUCTS.

     In the United States, healthcare providers, such as hospitals and physicians, that purchase our products generally rely on third party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving our products and on reimbursement for our products and procedures in which our products are used. While some private health insurance companies pay for the procedures in which our products are used in some areas of the United States, private insurance reimbursement may not be adopted nationally or by additional insurers and may be terminated by those private insurance companies currently paying for procedures in which our products are used. If reimbursement levels from Medicare, Medicaid, other governmental healthcare programs or private insurers are not sufficient, physicians may choose not to recommend, and patients may not choose, procedures utilizing our products.

     Currently, reimbursement under Medicare for cryosurgical disposable products used in outpatient procedures is provided under a "pass-through" system in which Medicare pays the cost we charge the hospital for our products. Pass-through reimbursement status only remains for a period of two to three years, dependent upon the time period in which the Centers for Medicare and Medicaid Services, or CMS, formerly the Healthcare Financing Administration, or HCFA, obtains sufficient data to establish a cost. We obtained

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pass-through status for disposable products related to the Cryocare Surgical
System on April 1, 2001. Thus, pass-through status for those products will terminate no later than April 1, 2004. After pass-through status terminates, the cost of our disposable products will be incorporated into the hospital outpatient prospective payment system and there will be no separate reimbursement for our disposable products. For calendar years 2002 and 2003, federal law caps the total cost of pass-through payments to 2.5% of expenditures for hospital outpatient services for the year. The cap is set at 2.0% for calendar year 2004 and each year thereafter.

     This statutory limit on pass-through payments, first implemented by CMS for calendar year 2002, will result in a pro rata reduction in pass-through payments for calendar year 2002 of 63.6%. This means that payments to hospitals for our disposable products used in outpatient procedures in calendar year 2002 will be reduced by this percentage. It is possible that this pro rata reduction in pass-through payments for eligible devices will increase beyond 63.6% beginning in calendar year 2004, when the applicable percentage is reduced from 2.5% to 2.0%. These reductions in Medicare payment will likely affect our charges to hospitals and resulting revenues.

     We have no assurance that once pass-through status for our disposable guidewires and cryoprobes for cryoblation ends and CMS sets an all inclusive technical fee, total reimbursement will not be further reduced. Private health care payors are also expected to incorporate the costs of our products into the overall cost of the procedures in which they are used, meaning that there will no longer be separate, additional reimbursement for our disposable products. This too may affect our charges to hospitals and resulting revenues.

     International market acceptance of our products may depend, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Our failure to receive international reimbursement approvals may negatively impact market acceptance of our products in the international markets in which those approvals are sought.

     Furthermore, significant attention is focused on reforming the healthcare system in the United States and other countries. Any changes in Medicare, Medicaid or third party medical expense reimbursement, which may arise from healthcare reform, may have a material adverse effect on reimbursement for our products or procedures in which our products are used and may reduce the price we are able to charge for our products. In addition, changes to the healthcare system may also affect the commercial acceptance of products we are currently developing and products we may develop in the future. Potential approaches that have been considered include controls on healthcare spending through limitations on the growth of private purchasing groups and price controls. Several proposals have been made in the United States Congress and various state legislatures recently that, if adopted, would potentially reduce healthcare spending which may result in a material adverse effect on our business.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     We expect to continue to experience significant growth in the scope of our operations and the number of our employees. (Nonetheless, we cannot and do not promise you that we actually will experience any growth in the future.) We recently experienced significant growth in our operations and number of employees as a result of our acquisition of Timm Medical. This growth has placed and will likely continue to place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent development projects and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of new products. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and new product introduction, our business, financial condition and results of operations will be adversely affected.

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WE HAVE LIMITED SALES AND MARKETING EXPERIENCE WITH OUR CRYOCARE SURGICAL SYSTEM
AND ANY FAILURE TO SIGNIFICANTLY EXPAND SALES OF THIS PRODUCT WILL NEGATIVELY IMPACT FUTURE REVENUE.

     We currently handle a majority of the marketing, distribution and sales of our Cryocare Surgical Systems. We have limited experience marketing and selling our Cryocare Surgical System in commercial quantities or on a nationwide basis. We will face significant challenges and risks in training, managing and retaining our sales and marketing teams, including managing geographically dispersed efforts and adequately training our people in the use and benefits of our Cryocare Surgical System. We may not be able to hire significant additional personnel to create increased demand for our Cryocare Surgical System. In addition, we have distribution arrangements, some of which are exclusive, for the sale of our Cryocare Surgical System both domestically and internationally and are dependent upon the sales and marketing efforts of our third-party distributors. These distributors may not commit the necessary resources to effectively market and sell our Cryocare Surgical System. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our Cryocare Surgical System.

NEGATIVE ECONOMIC CONDITIONS IN THE UNITED STATES MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE PROFITABILITY.

     During 2001, the United States and other international markets experienced a significant economic downturn. In addition, the United States and other countries suffered significant acts of hostility and terror. Such acts may increase or prolong such negative economic conditions. The economic downturn may impact our ability to maintain or increase profitability by negatively affecting growth in demand for our products. There can be no certainty as to the degree or severity of the duration of this downturn.

IF OUR RELATIONSHIP WITH U.S.M.D., LTD. IS DISRUPTED, OUR REVENUES COULD BE SIGNIFICANTLY REDUCED.

     We have an exclusive distribution agreement with U.S.M.D., Ltd. For the fiscal year ended December 31, 2001 and the three months ended March 31, 2002, 26% and 24% respectively, of our revenues were derived from sales made to U.S.M.D., Ltd. As a result, our revenues are dependent in large part on continued sales to this distributor. If sales to this distributor were to be discontinued, our revenues could be materially and adversely affected.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     In order to execute our business plan, we need to attract, retain and motivate a significant number of highly qualified managerial, technical and sales personnel. If we fail to attract and retain skilled scientific and marketing personnel, our research and development and sales and marketing efforts will be hindered. Our future success depends to a significant degree upon the continued services of key management personnel, including Paul W. Mikus, our Chief Executive Officer. None of these individuals is bound by an employment agreement or covered by an insurance policy of which we are the beneficiary. Competition for such personnel is intense, particularly in southern California where we are located.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS MAY TAKE ADVANTAGE OF OUR IDEAS AND COMPETE DIRECTLY AGAINST US.

     Our success will depend to a significant degree on our ability to secure and protect intellectual proprietary rights and enforce patent and trademark protections relating to our technology. From time to time, litigation may be advisable to protect our intellectual property position. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any litigation in this regard could be costly, and it is possible that we will not have sufficient resources to fully pursue this litigation or to protect our other intellectual property rights. It could result in the rejection or invalidation of our existing and future patents. Any adverse outcome in litigation relating to the validity of our patents, or any failure to pursue litigation or otherwise to protect our patent position, could materially harm our business and financial condition. Also, even if we prevail in litigation, the litigation would be costly in terms of management distraction as well as in money. In addition, confidentiality agreements with our employees, consultants, customers, and key vendors may not prevent the unauthorized disclosure or use of our

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technology. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. Enforcement of these agreements may be costly and time consuming. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

BECAUSE THE MEDICAL DEVICE INDUSTRY IS LITIGIOUS, WE MAY BE SUED FOR ALLEGEDLY VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining a competitive advantage.

     Should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine the relative priorities of our inventions and the third parties' inventions. We could also be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

     Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party's patents and may order us to cease the infringing activity. The court could also order us to pay damages for the infringement. These damages could be substantial and could harm our business, financial condition and operating results.

     If we are unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party's patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future sales.

IF WE REQUIRE FUTURE CAPITAL, WE MAY NOT BE ABLE TO SECURE ADDITIONAL FUNDING IN ORDER TO EXPAND OUR OPERATIONS AND DEVELOP NEW PRODUCTS.

     If we fail to maintain profitability, or if we undertake or accelerate significant research and development projects for new products or pursue corporate acquisitions, we may need additional outside financing. We may raise these additional funds by selling our equity securities, incurring additional debt or entering into collaborative arrangements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve interest expense and restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to some of our technologies, products or marketing territories. Our failure to raise capital when needed could harm our business.

WE HAVE LIMITED EXPERIENCE MANUFACTURING OUR PRODUCTS AND IF WE ARE UNABLE TO MEET CUSTOMER DEMAND, WE MAY NOT BECOME PROFITABLE.

     We use solely internal manufacturing capacity to manufacture our products. We have limited experience in producing our products in commercial quantities. We may encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Our failure to overcome these manufacturing problems could negatively impact our business and financial condition.

     Our success will depend in part upon our ability to manufacture our products in compliance with the FDA's Quality System regulations and other regulatory requirements in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We recently moved our executive offices and manufacturing activities to a new facility in Irvine, California. This new facility has not

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been inspected by the FDA or the California Department of Health Services. We
must obtain FDA approval prior to manufacturing products in our new facility. Any failure or delay in obtaining the necessary approvals may cause us to be unable to meet customer demand for our products. If we fail to increase production volumes in a timely or cost-effective manner or to maintain compliance with the FDA's Quality System regulations or other regulatory requirements, once obtained, our business will suffer.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF THIRD PARTY SUPPLIERS TO MANUFACTURE OUR PRODUCTS AND THE LOSS OF ANY OF THESE SUPPLIERS COULD HARM OUR BUSINESS.

     We depend upon a limited number of unaffiliated third-party suppliers for components and materials used in the manufacture of our products and, as such, our business would be seriously harmed if we were unable to develop and maintain relationships with suppliers that allow us to obtain sufficient quantities and quality materials and components on acceptable terms. If our principal suppliers cease to supply the materials and components we need to manufacture our products, the qualification of additional or replacement supplies could be a lengthy process and there may not be adequate alternatives to meet our needs, which will have a material adverse effect on our business. We may not be able to obtain the necessary components and materials used in our products in the future on a timely basis, if at all.

IF WE FAIL TO OBTAIN OR MAINTAIN NECESSARY REGULATORY CLEARANCES OR APPROVALS FOR PRODUCTS, OR IF APPROVALS ARE DELAYED OR WITHDRAWN, WE WILL BE UNABLE TO COMMERCIALLY DISTRIBUTE AND MARKET OUR PRODUCTS OR ANY PRODUCT MODIFICATIONS.

     Government regulation has a significant impact on our business. Government regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of our products. In the United States, the FDA has broad authority under the Federal Food, Drug and Cosmetic Act to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions, which vary from country to country. The process of obtaining FDA and other required regulatory clearances and approvals is lengthy and expensive. We may not be able to obtain or maintain necessary approvals for clinical testing or for the manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, governmental regulations may be established which could prevent, delay, modify or rescind regulatory approval of our products. Any of these actions by the FDA, or change in FDA regulations, may adversely impact our business and financial condition.

     Regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us. FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or unforeseen problems following initial marketing. We may not be able to obtain or maintain regulatory approvals for our products on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a significant negative effect on our financial condition.

OUR PRODUCTS MAY BE SUBJECT TO PRODUCT RECALLS EVEN AFTER RECEIVING FDA CLEARANCE OR APPROVAL, WHICH WOULD HARM OUR REPUTATION AND OUR BUSINESS.

     The FDA and similar governmental authorities in other countries have the authority to request and, in some cases, require the recall of our products in the event of material deficiencies or defects in design or manufacture. A governmental mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects. Any recall of product would divert managerial and financial resources and harm our reputation with customers and our business.

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WE COULD BE NEGATIVELY IMPACTED BY FUTURE INTERPRETATION OR IMPLEMENTATION OF
FEDERAL AND STATE FRAUD AND ABUSE LAWS, INCLUDING ANTI-KICKBACK LAWS.

     Federal anti-kickback laws and regulations prohibit the knowing and willful offer, payment, solicitation and receipt of any form of remuneration in exchange for the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made by Medicare, Medicaid and other federal healthcare programs. Violations of federal anti-kickback laws are punishable by monetary fines, civil and criminal penalties and exclusion from participation in Medicare, Medicaid and other federal healthcare programs. Several states have similar laws. While we believe our operations are in material compliance with the applicable Medicare and Medicaid fraud and abuse laws, including the anti-kickback laws, there is a risk that the federal government might investigate our arrangements with physicians and other third parties. Such investigations, regardless of their outcome, could damage our reputation and adversely affect important business relationships that we have with third parties, including physicians, hospitals and others. If our arrangements with physicians and other third parties were found to be illegal, we could be subject to civil and criminal penalties, including fines and possible exclusion from participation in governmental payor programs. Significant fines could cause liquidity problems and adversely affect our results of operations. Exclusion from participation from government payor programs would eliminate a major source of revenue and cripple our business.

WE COULD BE NEGATIVELY IMPACTED BY FUTURE INTERPRETATION OR IMPLEMENTATION OF THE FEDERAL STARK LAW AND OTHER FEDERAL AND STATE ANTI-REFERRAL LAWS.

     We are also subject to federal and state statutes and regulations banning payments for referrals of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. The federal Stark law applies to Medicare and Medicaid and prohibits a physician from referring patients for services to an entity with which the physician has a financial relationship. A financial relationship includes both investment interests in an entity and compensation arrangements with an entity. Many states have similar or even broader laws prohibiting referrals by any licensed healthcare provider. These state laws generally apply to services reimbursed by both governmental and private payors. Violation of these federal and state laws may result in prohibition of payment for services rendered, loss of licenses, fines, criminal penalties and exclusion from governmental and private payor programs, among other things. We have financial relationships with physicians and physician-owned entities, which in turn have financial relationships with hospitals and other providers of designated health services. Although we believe that our financial relationships with physicians and physician-owned entities, as well as the relationships between physician-owned entities that purchase or lease our products and hospitals, are not in violation of applicable laws and regulations, governmental authorities might take a contrary position. If our financial relationships with physicians or physician-owned entities or the relationships between those entities and hospitals were found to be illegal, we and/or the affected physicians and hospitals could be subject to civil and criminal penalties, including fines, exclusion from participation in government and private payor programs and requirements to refund amounts previously received from government and private payors. In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians, physician-owned entities and others to comply with that jurisdiction's laws.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, WE MAY BE REQUIRED TO PAY DAMAGES THAT EXCEED OUR INSURANCE COVERAGE.

     Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of medical devices. While we believe that we are reasonably insured against these risks, we may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage would have to be paid out of cash reserves and would harm our reputation in the industry and our business.

WE ARE FACED WITH INTENSE COMPETITION AND RAPID TECHNOLOGICAL AND INDUSTRY CHANGE, WHICH MAY MAKE IT MORE DIFFICULT FOR US TO ACHIEVE SIGNIFICANT MARKET PENETRATION.

     The medical device industry generally, and the urological disease treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. If our competitors' existing products or new products are more effective than or considered superior to our products, the commercial opportunity for our products will be reduced or eliminated. We face intense competition from companies in the cryosurgical marketplace as well as companies offering other treatment options, including radical surgery, radiation therapy and hormone therapy. If we are successful in penetrating the market for treatment of prostate cancer with our cryosurgical treatment, other medical device companies may be attracted to the marketplace. Many of our potential competitors are significantly larger than us and have greater financial, technical, research, marketing, sales, distribution and other resources than us. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products, including drug-based treatments, that are more effective or commercially attractive than any that we are developing or marketing. Our competitors may obtain regulatory approval, and introduce and commercialize products before we do. These developments could have a significant negative effect on our financial condition. Even if we are able to compete successfully, we may not be able to do so in a profitable manner.

FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS MAY NEGATIVELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

     Our operating results have fluctuated in the past and can be expected to fluctuate from time to time in the future. Some of the factors that may cause these fluctuations include:

     - the impact of acquisitions;

     - market acceptance of our existing products, as well as products in development;

     - the timing of regulatory approvals;

     - the timing of payments received and the recognition of such payments as revenue under collaborative arrangements and strategic alliances;

     - our ability to manufacture products efficiently;

     - the timing of our research and development expenditures; and

     - the timing of customer orders.

     If our operating results are below the expectations of securities analysts or investors, the market price of our common stock may fall abruptly and significantly.

IF WE SEEK TO ACQUIRE NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, WE MAY BE UNABLE TO COMPLETE THESE ACQUISITIONS OR TO SUCCESSFULLY INTEGRATE AN ACQUIRED BUSINESS OR TECHNOLOGY IN A COST-EFFECTIVE AND NON-DISRUPTIVE MANNER.

     As part of our strategy to expand our urology product offerings and technologies, we may acquire one or more businesses or lines of business. In June 1999, we consummated a business combination with Advanced Medical Procedures, LLC, a regional mobile cryosurgery service company, and in March 2002, we closed the acquisition of Timm Medical Technologies, Inc. We cannot assure you that we will be able to identify suitable acquisition opportunities in the future. In addition, even if we do identify acquisition opportunities, we may not be able to effectively integrate our business with any other business we may acquire or merge with or effectively utilize the business acquired to develop and market our products. We are not experienced in acquiring businesses or managing facilities or operations in geographically distant areas. The failure to successfully integrate an acquired company or acquired assets into our operations may cause a drain on our financial and managerial resources, and have a significant negative effect on our business and financial results. In addition, our profitability may suffer because of acquisition-related costs, amortization costs, restructuring or impairment of acquired goodwill and other intangible assets. There is also a risk of loss of key employees, customers and vendors of acquired businesses. Finally, in connection with any future acquisitions, we may incur debt or issue equity securities as part or all of the consideration for the acquired company's assets or capital stock. We may be unable to obtain sufficient additional acquisition financing on favorable terms or at all. In addition, any equity issuances will be dilutive to our existing stockholders.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT COULD DECLINE IN VALUE.

     Our stock price has in the past fluctuated and is likely to continue to fluctuate significantly, making it difficult to resell shares when an investor wants to at prices they find attractive. The market prices for securities of emerging companies have historically been highly volatile. Future events concerning us or our competitors could cause such volatility including:

     - actual or anticipated variations in our operating results;

     - developments regarding government and third party reimbursement;

     - changes in government regulation;

     - government investigation of us or our products;

     - changes in reimbursement rates or methods affecting our products;

     - developments concerning proprietary rights;

     - litigation or public concern as to the safety of our products or our competitor's products;

     - technological innovations or new commercial products by us or our competitors;

     - investor perception of us and our industry; and

     - general economic and market conditions including market uncertainty related to the September 11, 2001 terrorist attacks and military action resulting from the attacks.

     In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small-capitalization, high technology companies in particular, which are often unrelated to the operating performance of these companies.

FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK
PRICE.

     Future sales of our common stock, including shares issued upon the exercise of outstanding options and warrants or hedging or other derivative transactions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

WE COULD BE DIFFICULT TO ACQUIRE DUE TO ANTI-TAKEOVER PROVISIONS IN OUR CHARTER, OUR STOCKHOLDERS RIGHTS PLAN AND DELAWARE LAW.

     Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. In addition, in April 1999, our board of directors adopted a stockholder rights plan in which preferred stock purchase rights were distributed as a dividend. These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder. This provision could have the effect of delaying or preventing a change of control of us. The foregoing factors could limit the price that investors or an acquiror might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including:

     - failure to successfully commercialize our products;

     - failure to develop new products;

     - competitive factors;

     - general economic conditions;

     - failure to achieve positive results in clinical trials;

     - uncertainty regarding our patents and patent rights and costs of patent litigation, including the material harm to us if there were an unfavorable outcome of any such litigation;

     - government regulation;

     - government investigation;

     - changes in reimbursement rates or methods; and

     - technological change.

     You should also consider carefully the statements under "Risk Factors" beginning on page 2 and other sections of this prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management's view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://www.endocare.com or at the SEC's Web site at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

          (1) our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 29, 2002;

          (2) Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002 filed on May 15, 2002;

          (3) our current reports on Form 8-K filed on March 5, 2002 and April 9, 2002;

          (4) the description of our common stock contained in our registration statement on Form 10-SB/A filed on January 5, 1996, including any amendments or reports filed for the purpose of updating such descriptions; and

          (5) the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on June 3, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to our Investor Relations Department, Endocare, Inc., 201 Technology Drive, Irvine, California 92618, telephone (949) 450-5400.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR AMENDMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NO SELLING STOCKHOLDER IS AUTHORIZED TO MAKE AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. Gerald Timm is the president and chief executive officer of Timm Medical and Joseph Hafermann previously held the position of chief financial officer of Timm Medical. In connection with our private placement transaction with U.S. Therapies, L.L.C. in June 2001, we entered into an exclusive distributor agreement with U.S.M.D., Ltd., a subsidiary of U.S. Therapies, L.L.C. Other than as stated above, the selling stockholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling stockholders. This information is based upon information provided by each respective selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by each of the selling stockholders is determined in accordance with the rules of the SEC. The term "selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for each stockholder is based on 23,948,228 shares of common stock outstanding as of May 6, 2002.

                                        NUMBER OF      PERCENT OF                                    PERCENT OF
                                        SHARES OF     OUTSTANDING                     NUMBER OF     OUTSTANDING
                                       COMMON STOCK      SHARES        NUMBER OF        SHARES         SHARES
                                       BENEFICIALLY   BENEFICIALLY   SHARES TO BE    BENEFICIALLY   BENEFICIALLY
                                          OWNED          OWNED       SOLD PURSUANT      OWNED          OWNED
                                         PRIOR TO       PRIOR TO        TO THIS       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER              OFFERING       OFFERING      PROSPECTUS     OFFERING(1)    OFFERING(1)
---------------------------            ------------   ------------   -------------   ------------   ------------
FFC Partners I, L.P.(2)..............   1,386,186         5.8%         1,386,186         --             --
FFC Executive Partners I, L.P.(3)....      57,347           *             57,347         --             --
Gerald R. Mattys.....................       3,514           *              3,514         --             --
Gerald R. Mattys and Victoria L.
  Mattys, JTWROS.....................       4,977           *              4,977         --             --
Joseph A. Hafermann..................       3,730           *              3,730         --             --
D&W Ventures I, LLC..................       7,489           *              7,489         --             --
Gerald W. Timm.......................     157,287           *            157,287         --             --
U.S. Therapies, L.L.C. ..............     213,010           *            213,010         --             --

---------------

 *  Less than one percent.

(1) Assumes that all shares being offered by the selling stockholders under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) Pursuant to a Schedule 13G filed April 1, 2002, FFC Partners I, L.P. reported sole voting power over 1,386,186 shares and sole dispositive power over 1,331,204 shares. 54,982 shares are currently held in escrow and FFC Partners I, L.P. currently has no dispositive power over such shares. Ferrer Freeman & Company, LLC is a general partner of FFC Partners I, L.P. and may be deemed to be the beneficial owner of the indicated shares.

(3) Pursuant to a Schedule 13G filed April 1, 2002, FFC Executive Partners I, L.P. reported sole voting power over 57,347 shares and sole dispositive power over 55,072 shares. 2,275 shares are currently held in escrow and FFC Executive Partners I, L.P. currently has no dispositive power over such shares. Ferrer Freeman & Company, LLC is a general partner of FFC Executive Partners I, L.P. and may be deemed to be the beneficial owner of the indicated shares.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders.

                              PLAN OF DISTRIBUTION

     We are registering all 1,833,540 shares on behalf of the selling stockholders. All of the shares were issued by us in connection with our merger with Timm Medical Technologies, Inc. and our private placement transaction with U.S. Therapies, L.L.C. We will receive no proceeds from this offering. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively, the selling stockholders) may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, in the over-the-counter market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, or not. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

     - an exchange distribution in accordance with the rules of the respective exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - in privately negotiated transactions; and

     - in any other lawful manner.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

     We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

     Pursuant to registration rights agreements with the selling stockholders, we will bear all costs, expenses and fees in connection with the registration of the shares and have agreed to indemnify the selling stockholders against specified liabilities arising in connection with this registration statement and the related prospectus. The selling stockholders will bear all commissions, discounts, broker fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to their respective sales of the shares. The selling stockholders have agreed to indemnify us, our directors and officers who sign the registration statement of which this prospectus is a part, and control persons against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act or other federal or state law.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 87,000 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for year ended December 31, 2001 have been so incorporated in reliance on the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS SHOULD NOT BE CONSIDERED AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                1,833,540 SHARES

                                 ENDOCARE LOGO

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  May 24, 2002

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